Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Miragen Therapeutics, Inc.:

We consent to the use of our report dated March 31, 2017, with respect to the consolidated balance sheets of Miragen Therapeutics, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, preferred stock and stockholders’ deficit, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boulder, Colorado

March 31, 2017